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                                                                      EXHIBIT 21

Subsidiaries of VASCO Data Security International, Inc.:


VASCO Data Security, Inc.
VASCO Data Security Europe S.A.
VASCO Data Security NV/SA
Lintel Security SA/NV
VASCO Data Security Development, Inc.
VASCO Data Security Asia-Pacific PTE LTD